CUSIP No. 72352L106	13G	Page 15 of 15 Pages

Exhibit 2

Members of Group

Deer VII & Co. Ltd.

Deer VII & Co. L.P.

Bessemer Venture Partners VII Institutional L.P.

Bessemer Venture Partners VII L.P.

BVP VII Special Opportunity Fund L.P.

Deer Management Co. LLC